Exhibit 23.5

Jones Lang LaSalle Sallmanns Limited

22/F Siu On Centre, 188 Lockhart Road

Wanchai, Hong Kong

May 26, 2009

The Board of Directors

ChemSpec International Limited

#3, Lane 1273, TongPu Road

Shanghai

China

Subject: WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE SALLMANNS LIMITED IN SEC FILINGS OF CHEMSPEC INTERNATIONAL LIMITED

Dear Sirs,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addresses to the board of ChemSpec International Limited (the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under the Securities Act of 1933, as amended.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. Our valuation reports were used as part of the Company’s analysis in reaching their conclusion of value.

Yours sincerely,

For and on behalf of

Jones Lang LaSalle Sallmanns Limited

/s/ Simon M. K. Chan
Simon M. K. Chan
Director